Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated September 13, 2023

Registration No. 333-253260

MARRIOTT INTERNATIONAL, INC.

$450,000,000 5.450% Series LL Notes due 2026

$700,000,000 5.550% Series MM Notes due 2028

PRICING TERM SHEET

Dated: September 13, 2023

5.450% Series LL Notes due 2026

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.450% Series LL Notes due 2026 (the “Series LL Notes”)

Aggregate Principal Amount:	$450,000,000

Maturity Date:	September 15, 2026

Coupon:	5.450%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2024

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.349% of the principal amount

Benchmark Treasury:	4.375% due August 15, 2026

Benchmark Treasury Price / Yield:	99-04 3⁄4 / 4.689%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	5.689%

Optional Redemption Provisions:	Prior to August 15, 2026 (one month prior to their maturity date) (the “Series LL Par Call Date”), the Company may redeem the Series LL Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series LL Notes discounted to the redemption date (assuming the Series LL Notes matured on the Series LL Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series LL Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series LL Notes to the redemption date.

On or after the Series LL Par Call Date, the Company may redeem the Series LL Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series LL Notes being redeemed plus accrued and unpaid interest on the Series LL Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated September 13, 2023.

Trade Date:	September 13, 2023

Expected Settlement Date:	September 15, 2023 (T+2)

CUSIP / ISIN:	571903 BM4 / US571903BM43

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

Truist Securities, Inc.

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

5.550% Series MM Notes due 2028

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.550% Series MM Notes due 2028 (the “Series MM Notes”)

Aggregate Principal Amount:	$700,000,000

Maturity Date:	October 15, 2028

Coupon:	5.550%

Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2024

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.434% of the principal amount

Benchmark Treasury:	4.375% due August 31, 2028

Benchmark Treasury Price / Yield:	99-31+ / 4.378%

Spread to Benchmark Treasury:	+130 basis points

Yield to Maturity:	5.678%

Optional Redemption Provisions:	Prior to September 15, 2028 (one month prior to their maturity date) (the “Series MM Par Call Date”), the Company may redeem the Series MM Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series MM Notes discounted to the redemption date (assuming the Series MM Notes matured on the Series MM Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series MM Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series MM Notes to the redemption date.

On or after the Series MM Par Call Date, the Company may redeem the Series MM Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series MM Notes being redeemed plus accrued and unpaid interest on the Series MM Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated September 13, 2023.

Trade Date:	September 13, 2023

Expected Settlement Date:	September 15, 2023 (T+2)

CUSIP / ISIN:	571903 BN2 / US571903BN26

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

Truist Securities, Inc.

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, PNC Capital Markets LLC at 1- 855-881-0697 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.